UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 3, 2015

GREAT WESTERN BANCORP, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-36688	47-1308512
(Commission File Number)	(IRS Employer Identification No.)

100 North Phillips Avenue
Sioux Falls, South Dakota	57104
(Address of Principal Executive Offices)	(Zip Code)

(605) 334-2548
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement

On October 20, 2014, Great Western Bancorp, Inc. (the “Company”) and National Australia Bank, Ltd (“NAB”) entered into a Stockholder Agreement, which we refer to as the Stockholder Agreement, and a Transitional Services Agreement, which we refer to as the Transitional Services Agreement, in connection with the initial public offering of the Company’s common stock (the “IPO”). The Stockholder Agreement governed NAB’s rights as the principal stockholder of the Company until the “Non-Control Date”, which is defined in the Stockholder Agreement as the date on which NAB ceases to control the Company for purposes of the Bank Holding Company Act of 1956 and delivers a notice to such effect, or a “non-control notice”, to the Company. Pursuant to the Transitional Services Agreement, NAB was obligated to provide the Company and its subsidiaries certain back-office services until the Non-Control Date. On August 2, 2015, in connection with the completion of NAB’s divestiture of its ownership of the Company’s common stock and the repayment by the Company of all of its outstanding indebtedness owed to NAB, NAB delivered a non-control notice to the Company and the Non-Control Date occurred. In connection with the termination of NAB’s control over the Company, the Company expects to transfer all interest rate swaps between the Company or any of its subsidiaries and NAB to new counterparties. Additionally, as described in Item 5.02 below, all NAB designated members of the Company’s board of directors, except for Richard Rauchenberger, have resigned. The Company expects Mr. Rauchenberger to resign prior to January 31, 2016. As a result of NAB’s delivery of the non-control notice, NAB’s governance and consent rights pursuant to the Stockholder Agreement and the services provided by NAB to GWB under the Transitional Services Agreement have terminated.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 3, 2015, each of Nathan Butler, Richard Sawers, Swati Dave and Rolfe Lakin notified the Company of his or her decision to resign from the board of directors, effective immediately. Each of these directors was nominated to the Company’s board of directors by NAB pursuant to the Stockholder Agreement, and their resignations coincide with the Non-Control Date.
On August 3, 2015, each of Jim Spies, Steve Lacy and Tom Henning was appointed to serve as a member of the board of directors. Messrs. Spies, Lacy and Henning have each accepted their appointments to the board of directors and will continue to serve until the elections at the 2106, 2017, and 2018 Annual Stockholder Meetings, respectively, and thereafter until each of their successors is duly elected and qualified or until their earlier death, resignation or removal. The board of directors expects to fill the remaining vacancy before the end of the Company’s fiscal year.
As a result of the above appointments to the board of directors, the committees of the board of directors have been reconstituted as follows:

•	Compensation Committee: Dan Rykhus will continue to serve as Chairperson and Steve Lacy and Jim Spies have been appointed as members.

•	Corporate Governance and Nominating Committee: Dan Rykhus will continue to serve as a member, Steve Lacy has been appointed as a member and Chairperson and Jim Spies has been appointed as a member.

•	Risk Committee: Richard Rauchenberger and Frances Grieb will continue to serve as members and Tom Henning has been appointed as a member and Chairperson.

•	Executive Committee: Andrew Hove has been appointed as a member and Chairperson, Ken Karels will continue to serve as a member and Dan Rykhus has been appointed as a member.

•	Audit Committee: Frances Grieb will continue to serve as a member and Chairperson, Andrew Hove will continue to serve as a member and Tom Henning has been appointed as a member.

On August 3, 2015, the Board also appointed Andrew Hove as its Chairman of the board of directors replacing Mr. Sawers.

A Press Release announcing the resignations of Ms. Dave, Mr. Lakin, Mr. Butler and Mr. Sawers; the appointments of Mr. Henning, Mr. Spies and Mr. Lacy to the board of directors; and the appointment of Mr. Hove as Chairman of the board of directors is attached as Exhibit 99.1 and incorporated herein by reference.
Item 7.01 Regulation FD Disclosure
On July 31, 2015, the Company completed a private placement of $35 million in aggregate principal amount of subordinated notes. Proceeds from the private placement were used to repay the Company’s outstanding indebtedness owed to NAB. A Press Release announcing the completion of the private placement is attached as Exhibit 99.2 and incorporated herein by reference.
In accordance with general instruction B.2 of Form 8-K, information provided in Item 7.02 of this Current Report on Form 8-K, including Exhibit 99.2, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Exhibit No.	Description

99.1	Press release of the registrant dated August 3, 2015, announcing changes to Board composition.
99.2	Press release of the registrant dated July 31, 2015, announcing private offering of subordinated notes.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be filed on its behalf by the undersigned hereunto duly authorized.

GREAT WESTERN BANCORP, INC.

Date: August 3, 2015	By: /s/ Peter Chapman
Name: Peter Chapman
Title: Chief Financial Officer and Executive Vice President

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press release of the registrant dated August 3, 2015, announcing changes to Board composition.
99.2	Press release of the registrant dated July 31, 2015, announcing private offering of subordinated notes.